Exhibit (d)

JOHN HANCOCK VARIABLE INSURANCE TRUST

AMENDED AND RESTATED ADVISORY AGREEMENT

Amended and Restated Advisory Agreement dated June 30, 2020, between John Hancock Variable Insurance Trust, a Massachusetts business trust (the “Fund” or the “Trust”) and John Hancock Variable Trust Advisers LLC, a Delaware limited liability company (the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, as the investment adviser for each of the portfolios of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Trust from time to time (the “Portfolios”). The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.

2.	DUTIES OF THE ADVISER

a.	Subject to the general supervision of the Trustees of the Trust and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with investment subadvisers (“Subadvisers”) to manage the investments and determine the composition of the assets of the Portfolios; provided, that any contract with a Subadviser (the “Subadvisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (“Investment Company Act”), except for such exemptions therefrom as may be granted to the Trust or the Adviser. Subject always to the direction and control of the Trustees of the Trust, the Adviser will monitor compliance of each Subadviser with the investment objectives and related investment policies, as set forth in the Trust’s registration statement with the Securities and Exchange Commission, of any Portfolio or Portfolios under the management of such Subadviser, and review and report to the Trustees of the Trust on the performance of such Subadviser.

b.	The Adviser will furnish to the Trust the following:

i.	Office and Other Facilities. - The Adviser shall furnish to the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

ii.	Trustees and Officers. - The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed ) as Trustees or President of the Trust, without remuneration from or other cost to the Trust.

iii.	Reports to Trust. The Adviser shall furnish to, or place at the disposal of, the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.

c.	In addition to negotiating and contracting with Subadvisers as set forth in section (2) (a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay:

i.	the cost of any advertising or sales literature relating solely to the Trust;

ii.	the cost of printing and mailing prospectuses to persons other than current holders of Trust shares or holders of variable contracts funded by Trust shares; and

iii.	the compensation of the President and Trustees of the Trust who are also directors, officers or employees of the Adviser or its affiliates.

d.	i.	For purposes of section 2 (d) , the following definitions shall apply:

(A)”Expenses” means all the expenses of a Portfolio excluding: (i) taxes, (ii) portfolio brokerage commissions, (iii) interest, (iv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business, and (v) any advisory fees.

(B)”Expense Limit” means the percent, specified in Appendix B to this Agreement, of a portfolio’s average daily net assets on an annualized basis.

ii.	The Adviser agrees to reduce its advisory fee for a Portfolio of the Trust in an amount equal to the amount by which the Expenses of such Portfolio exceed the Expense Limit set forth in Appendix B and, if necessary, to remit to that Portfolio an amount necessary to ensure that such expenses do not exceed that Expense Limit. The expense limit contained in this paragraph 2(d) shall continue in effect until terminated by the Adviser upon notice to the Trust. Any termination of the expense limit shall be effective only as to expenses accruing after the date of such termination.

e.	With respect to any one or more of the Portfolios, the Adviser may elect to manage the investments and determine the composition of the assets of the Portfolios, subject to the approval of the Trustees of the Trust. In the event of such election, the Adviser, subject always to the direction and control of the Trustees of the Trust, will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Trust’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Adviser:
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i.	will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

ii.	will formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;

iii.	will take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	will regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;

v.	will provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Portfolios for which market quotations are not readily available;

vi.	will furnish, at its expense, (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and shareholder accounting services);

vii.	will select brokers and dealers to effect all transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.	to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the
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Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients;

ix.	will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder;

x.	will vote all proxies received in connection with securities held by the Portfolios; and

xi.	as required by Rule 17a-10 under the Investment Company Act, is prohibited from consulting with subadvisers to other Portfolios or to portfolios under common control with any Portfolio concerning transactions for a Portfolio in securities or other assets.

3.	EXPENSES ASSUMED BY THE TRUST

The Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Trust shall pay or arrange for the payment of the following:

a.	Edgarization, Printing and Mailing. Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Trust (including holders of variable contracts funded by Trust shares), regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Trust (including holders of variable contracts funded by Trust shares) or regulatory authorities and (iii) all tax returns;

b.	Compensation of Officers and Trustees. Compensation of the officers and Trustees of the Trust (other than persons serving as President or Trustee of the Trust who are also directors, officers or employees of the Adviser or its affiliates);

c.	Registration and Filing Fees. Registration, filing and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Trust under the Investment Company Act and the registration of the Trust’s shares under the Securities Act of 1933, as amended;
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d.	Custodial Services. The charges and expenses of the custodian appointed by the Trust for custodial services;

e.	Accounting Fees. the charges and expenses of the independent accountants retained by the Trust;

f.	Transfer, Bookkeeping and Dividend Disbursing Agents. The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;

g.	Commissions. Broker’s commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

h.	Taxes. Taxes and corporate fees payable by the Trust to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

i.	Stock Certificates. The cost of stock certificates, if any, representing shares of the Trust;

j.	Legal Services. Legal services and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with regulatory authorities;

k.	Membership Dues. Association membership dues;

l.	Insurance Premiums. Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

m.	Shareholder and Trustee Meetings. Expenses of shareholders and Trustee meetings;

n.	Pricing. Pricing of the Trust Portfolios and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Trust portfolio investments;

o.	Interest. interest on borrowings;

p.	Communication Equipment. All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust; and

q.	Nonrecurring and Extraordinary Expense. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.
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4.	COMPENSATION OF ADVISER

Subject to the provisions of section 2(d) of this Agreement, the Trust will pay the Adviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.

7.	CONFLICTS OF INTEREST

It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

8.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the later of: (i) its execution and (ii) the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolios. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities

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of the Trust provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the Portfolios of the Trust.

If the shareholders of a series of shares of any Portfolio fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of such Portfolio during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Portfolio or the amount it would have received under the Agreement in respect of such Portfolio, whichever is less.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of the series of shares of such Portfolio, on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event if its assignment (as defined in the Investment Company Act).

10.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

a.	the Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of any Portfolio changes.
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11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Portfolios affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series of shares of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the Portfolios of the Trust.

12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.	LIMITATION OF LIABILITY

The Amended and Restated Declaration of Trust establishing the Trust, dated January 22, 2016, a copy of which, together with all amendments thereto (the “Declaration”) , is on file in the

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office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Variable Insurance Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

18.	LIABILITY OF THE ADVISER

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), neither the Adviser nor any of its directors, officers or employees shall be subject to any liability whatsoever to the Trust, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of a Portfolio.

19.	EXECUTION

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK VARIABLE INSURANCE TRUST
By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC
By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer
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APPENDIX A

ADVISORY FEE SCHEDULE

The Adviser shall serve as investment adviser for each Portfolio of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Portfolio of the Trust. It also includes with respect to certain Portfolios as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Portfolio and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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Advisory Fee Schedules

Aggregate Net Assets Include the Net Assets of the following funds in addition to the
Trust Portfolio	Trust Portfolio	Advisory Fee of the Trust Portfolio-
500 Index Trust	Not Applicable	0.470% — first $500 million; and 0.460% — excess over $500 million.
Active Bond Trust	Not Applicable	0.600% — first $2.5 billion; 0.575% — next $2.5 billion; and 0.550% — excess over $5 billion.
Blue Chip Growth Trust	Blue Chip Growth Fund (JHF II)

0.825% — first $500 million;

0.800% — between $500 million and $1 billion; and

0.750% — excess over $1 billion.*

*When Aggregate Net Assets exceed $1 billion on any day, the advisory fee is 0.750% on all asset levels.

Capital Appreciation Trust	Capital Appreciation Fund (JHF II)	0.800% — first $500 million; 0.700% — next $500 million; and 0.670% — excess over $1 billion.
Capital Appreciation Value Trust	Capital Appreciation Value Fund (JHF II)	See below
Core Bond Trust	Core Bond Fund (JHF II)	0.690% — first $200 million; 0.640% — next $200 million; 0.570% — next $600 million; 0.560% — next $1 billion; and 0.550% — excess over $2 billion.
Disciplined Value International Trust (formerly International Value Trust)

John Hancock Disciplined Value International Fund (John Hancock Investment Trust)

John Hancock Global Disciplined Value (ex-U.S.) Fund (a sub-fund of Manulife Investment Management I PLC (formerly, JH John Hancock Worldwide Investors, PLC)

International Value Fund (JHF II)

0.825% — first $300 million*;

0.775% — equal to or exceed $300 million to $2.5 billion*;

0.750% — next $500 million; and

0.725% — excess over $3 billion.

*When Aggregate Net Assets are equal to or exceed $300 million, the advisory fee is 0.775% on all net asset levels up to $2.5 billion.

Emerging Markets Value Trust	Emerging Markets Fund (JHF II)	1.000% — first $100 million; and 0.950% — excess over $100 million.
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Equity Income Trust	Equity Income Fund (JHF II)

0.800% - first $100 million

0.775% - between $100 million and $200 million#

0.750% - between $200 million and $500 million##

0.725% - between $500 million and $1 billion###

0.725% - between $1 billion and $1.5 billion####

0.700% - excess over $1.5 billion

#When Aggregate Net Assets exceed $200 million on any day, the annual rate of advisory fee for that day is 0.775% on the first $200 million of Aggregate Net Assets.

## When Aggregate Net Assets exceed $500 million on any day, the annual rate of advisory fee for that day is 0.750% on the first $500 million of Aggregate Net Assets and 0.725% on the amount above $500 million.

### When Aggregate Net Assets exceed $1 billion on any day, the annual rate of advisory fee for that day is 0.725% on the first $1 billion of Aggregate Net Assets.

#### When Aggregate Net Assets exceed $1.5 billion on any day, the annual rate of advisory fee for that day is 0.700% on the first $1.5 billion of Aggregate Net Assets.

Financial Industries Trust	John Hancock Financial Industries Fund (John Hancock Investment Trust II)	0.800% — first $250 million; 0.775% — next $250 million; 0.750% — next $500 million; and 0.725% — excess over $1 billion.
Fundamental All Cap Core Trust	Fundamental All Cap Core Fund (JHF II)	0.675% — first $2.5 billion; and 0.650% — excess over $2.5 billion.
Fundamental Large Cap Value Trust	Not Applicable	0.700% — first $500 million; 0.650% — next $500 million; and 0.600% — excess over $1 billion.
Global Equity Trust (formerly Mutual Shares Trust)	Global Trust (JHVIT) Global Equity Fund (JHF II)	0.800% — first $1 billion; and 0.790% — excess over $1 billion.
Global Trust	Global Equity Trust (formerly Mutual Shares Trust) (JHVIT) Disciplined Value International Trust (formerly International Value Trust) (JHVIT) International Value Fund (JHF II)	0.800% — first $1 billion; and 0.790% — excess over $1 billion.
Health Sciences Trust	Health Sciences Fund (JHF II)	1.050% — first $500 million; 1.000% — next $250 million; and 0.950% — excess over $750 million. *When Aggregate Net Assets exceed $750 million, the advisory fee is 0.950% on all net assets.
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High Yield Trust	High Yield Fund (JHF II)	0.700% — first $500 million; and 0.650% — excess over $500 million.
International Equity Index Trust	Not Applicable	0.550% — first $100 million; 0.530% — next $150 million; 0.520% — next $250 million; and 0.510% — excess over $500 million.
International Small Company Trust	International Small Company Fund (JHF II)	0.950% — all asset levels.
Investment Quality Bond Trust	Not Applicable	0.600% — first $500 million; and 0.550% — excess over $500 million.
Lifestyle Portfolios	See below	See below
Managed Volatility Portfolios	See below	See below
Mid Cap Index Trust	Not Applicable	0.490% — first $250 million; 0.480% — next $250 million; and 0.460% — excess over $500 million.
Mid Cap Stock Trust	Mid Cap Stock Fund (JHF II)	0.875% — first $200 million; 0.850% — next $300 million; and 0.825% — excess over $500 million.
Mid Value Trust	Mid Value Fund (JHF II)

1.050% — first $20 million;

0.950% — next $30 million; and

0.950% — excess over $50 million.*

*When Aggregate Net Assets exceed $50 million, the advisory fee is 0.950% on all assets of the Mid Value Trust.

Money Market Trust	John Hancock Money Market Fund (John Hancock Current Interest)

0.500% — first $500 million;

0.425% — next $250 million;

0.375% — next $250 million;

0.350% — next $500 million;

0.325% — next $500 million;

0.300% — next $500 million; and

0.275% — excess over $2.5 billion.

Opportunistic Fixed Income Trust (formerly Global Bond Trust)	Opportunistic Fixed Income Fund (formerly Global Bond Fund) (JHF II)	0.650% — all asset levels.
Real Estate Securities Trust	Real Estate Securities Fund (JHF II)	0.700% — all asset levels.
Science & Technology Trust	Science & Technology Fund (JHF II)	1.050% — first $500 million; and 1.000% — excess over $500 million.
Select Bond Trust	Not Applicable	0.650% — first $500 million; 0.600% — next $1 billion; 0.575% — next $1 billion; 0.550% — next $7.5 billion; and 0.525% — excess over $10 billion.
Short Term Government Income Trust	Not Applicable	0.570% — first $250 million; and 0.550% — excess over $250 million.
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Small Cap Index Trust	Not Applicable	0.490% — first $250 million; 0.480% — next $250 million; and 0.460% — excess over $500 million.
Small Cap Opportunities Trust	New Opportunities Fund (JHF II)	1.000% — first $500 million; 0.950% — next $500 million 0.900% — next $1 billion; and 0.850% — excess over $2 billion.
Small Cap Stock Trust	Not Applicable	1.050% — first $50 million; and 1.000% — excess over $50 million.
Small Cap Value Trust	Small Cap Value Fund (JHF II)	1.030% — first $100 million; and 0.980% — excess over $100 million.
Small Company Value Trust	Not Applicable	1.050% — first $500 million; and 1.000% — excess over $500 million.
Strategic Equity Allocation Trust	International Strategic Equity Allocation Fund (JHF II) Strategic Equity Allocation Fund (JHF II) U.S. Sector Rotation Fund (JHF II)	0.675% — first $2.5 billion; 0.650% — next $5 billion; 0.625% — next $2.5 billion; 0.600% — next $5 billion; 0.595% — next $10 billion; and 0.590% — excess over $25 billion.
Strategic Income Opportunities Trust

Strategic Income Opportunities Fund (JHF II)

JHF II – Multi-Asset High Income Fund (formerly Income Allocation Fund (only with respect to the assets of the Multi-Asset High Income Fund managed according to the subadviser’s strategic income opportunities strategy))

Strategic Income Opportunities Fund (a sub-fund of Manulife Investment Management I PLC (formerly, JH John Hancock Worldwide Investors, PLC))

0.700% — first $500 million; 0.650% — next $3 billion; 0.600% — next $4 billion; 0.590% — next $4.5 billion; and 0.575% — excess over $12 billion.
Total Bond Market Trust	Not Applicable	0.470% — first $1.5 billion; and 0.460% — excess over $1.5 billion.
Total Stock Market Index Trust	Not Applicable	0.490% — first $250 million; 0.480% — next $250 million; and 0.460% — excess over $500 million.
Ultra Short Term Bond Trust	Not Applicable	0.550% — first $250 million; and 0.530% — excess over $250 million.
A-5

Capital Appreciation Value Trust

If net assets are less than $500 million, the following fee schedule shall apply:

Portfolio	First $250 million of Aggregate Net Assets	Excess over $250 million of Aggregate Net Assets
Capital Appreciation Value Trust	0.950%	0.850%

If net assets equal or exceed $500 million but are less than $2 billion, the following fee schedule shall apply:

Portfolio	First $1 billion of Aggregate Net Assets	Excess over $1 billion of Aggregate Net Assets
Capital Appreciation Value Trust	0.850%	0.800%

If net assets equal or exceed $2 billion but are less than $3 billion, the following fee schedule shall apply:

Portfolio	First $500 million of Aggregate Net Assets	Excess over $500 million of Aggregate Net Assets
Capital Appreciation Value Trust	0.850%	0.800%

If net assets equal or exceed $3 billion, the following fee schedule shall apply:

Portfolio	All Asset Levels
Capital Appreciation Value Trust	0.800%
A-6

Funds of Funds

The Adviser shall serve as investment adviser for each of the Trusts named below (each a “Fund of Funds”):

Lifestyle Aggressive Portfolio Lifestyle Balanced Portfolio Lifestyle Conservative Portfolio Lifestyle Growth Portfolio Lifestyle Moderate Portfolio (collectively, the “Lifestyle Portfolios”)

Managed Volatility Aggressive Portfolio

Managed Volatility Balanced Portfolio

Managed Volatility Conservative Portfolio Managed Volatility Growth Portfolio

Managed Volatility Moderate Portfolio

(collectively, the “Managed Volatility Portfolios”)

Certain Definitions:

“Affiliated Fund Assets” means the net assets or Aggregate Net Assets (as applicable) of a Fund of Funds that are invested in Affiliated Funds.

“Affiliated Funds” are any fund of John Hancock Variable Insurance Trust (“JHVIT”), John Hancock Funds II (“JHF II”) or John Hancock Funds III (“JHF III”), excluding the following funds of JHVIT: the 500 Index Trust, International Equity Index Trust, and Total Bond Market Trust.

“Aggregate Net Assets” of a Fund of Funds means the net assets of the Fund of Funds and the net assets of one or more other Funds of JHVIT, JHF II or JHF III, but only with respect to and for so long as such other Fund or Funds are managed by the same subadviser as the Fund of Funds.

“Other Assets” means the net assets or Aggregate Net Assets, as applicable, of a Fund of Funds that are not invested in Affiliated Funds.

Adviser Fee:

The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund of Funds, a fee computed separately for each Fund of Funds as follows (the “Adviser Fee”).

The Adviser Fee for each Fund of Funds has two components: (a) a fee on Affiliated Fund Assets; and (b) a fee on Other Assets. Each such fee shall each be accrued and paid daily to the Adviser for each calendar day. The daily Adviser Fee for each Fund of Funds shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

(a) Fee on Affiliated Fund Assets. The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of either the net assets or the Aggregate Net Assets (as applicable) of the Fund of Funds, in each case determined in accordance with the fee schedule set forth below for the Fund of Funds, and that percentage rate (the “Applicable Annual Affiliated Funds Fee Rate”) is applied to the Affiliated Fund Assets of the Fund of Funds. For each day, the Applicable

A-7

Annual Affiliated Funds Fee Rate for the Fund of Funds shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates for Affiliated Fund Assets in the fee schedule to the applicable portions of the net assets or Aggregate Net Assets of the Fund of Funds divided by (ii) the net assets or Aggregate Net Assets, respectively, of the Fund of Funds. The daily fee accrual on Affiliated Fund Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Fund of Funds.

(b) Fee on Other Assets. The fee on Other Assets is stated as an annual percentage of the current value of either the net assets or the Aggregate Net Assets (as applicable) of the Fund of Funds, in each case determined in accordance with the fee schedule set forth below for the Fund of Funds, and that percentage rate (the “Applicable Annual Other Assets Fee Rate”) is applied to the Other Assets of the Fund of Funds. For each day the Applicable Annual Other Assets Fee Rate for the Fund of Funds shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates for Other Assets in the fee schedule to the applicable portions of the net assets or Aggregate Net Assets of the Fund of Funds, divided by (ii) the net assets or Aggregate Net Assets, respectively, of the Fund of Funds. The daily fee accrual on Other Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Fund of Funds.

Net assets, Aggregate Net Assets, Affiliated Fund Assets and Other Assets with respect to a Fund of Funds shall be determined as of the close of business on the previous business day of JHVIT for JHVIT Funds, as of the close of business on the previous business day of JHF II for JHF II Funds and as of the close of business on the previous business day of JHF III for JHF III Funds.

If, with respect to any Fund of Funds, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-8

Managed Volatility Portfolios

Lifestyle Portfolios

	Rates Applied to Aggregate Net Assets of the Fund of Funds (1)
	Affiliated Fund Assets		Other Assets
Fund of Funds	First $7.5 billion	Excess Over $7.5 billion	First $7.5 billion	Excess Over $7.5 billion
Each Managed Volatility Portfolio Each Lifestyle Portfolio	0.050%	0.040%	0.500%	0.490%

(1) Aggregate Net Assets. For each Managed Volatility Portfolio and each Lifestyle Portfolio, Aggregate Net Assets include the net assets of all the JHVIT Managed Volatility Portfolios, the JHVIT Lifestyle Portfolios, the JHF II Multimanager Lifestyle Portfolios and the JHF II Multi-Index Lifestyle Portfolios. The JHVIT Managed Volatility Portfolios are Managed Volatility Aggressive Portfolio, Managed Volatility Balanced Portfolio, Managed Volatility Conservative Portfolio, Managed Volatility Growth Portfolio, and Managed Volatility Moderate Portfolio. The JHVIT Lifestyle Portfolios are: Lifestyle Aggressive Portfolio, Lifestyle Balanced Portfolio, Lifestyle Conservative Portfolio, Lifestyle Growth Portfolio, and Lifestyle Moderate Portfolio. The JHF II Multimanager Lifestyle Portfolios are: Multimanager Lifestyle Aggressive Portfolio, Multimanager Lifestyle Balanced Portfolio, Multimanager Lifestyle Conservative Portfolio, Multimanager Lifestyle Growth Portfolio and Multimanager Lifestyle Moderate Portfolio. The JHF II Multi-Index Lifestyle Portfolios are: Multi-Index Lifestyle Aggressive Portfolio, Multi-Index Lifestyle Balanced Portfolio, Multi-Index Lifestyle Conservative Portfolio, Multi-Index Lifestyle Growth Portfolio and Multi-Index Lifestyle Moderate Portfolio.

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APPENDIX B

[not applicable]

B-1